EXHIBIT 10.52

AMENDMENT NO. 4 TO
MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

THIS AMENDMENT NO. 4 TO MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of this 24th day of October 2012 (the “Effective Date”) by and among Fusion Telecommunications International, Inc. (“Fusion”), a corporation organized under the laws of the State of Delaware; Fusion NBS Acquisition Corp. (“Newco” and together with Fusion sometimes collectively hereinafter referred to as “Purchasers”), a Delaware corporation and a wholly-owned subsidiary of Fusion; Network Billing Systems, LLC (“NBS” or the “Company”), a limited liability company organized under the laws of the State of New Jersey; Jonathan Kaufman (“Kaufman”), a resident of the State of New Jersey; and Christiana Trust, a division of WSFS Bank, as trustee of the LK Trust (“LK”), a Delaware Trust. Fusion, Newco, NBS, Kaufman and LK are sometimes hereinafter referred to individually as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties are all of the parties to that certain Membership Interest Purchase and Sale Agreement dated as of January 30, 2012, as amended (the “Original Agreement”); and

WHEREAS, the Parties desire to amend the Original Agreement as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. Defined Terms.  Defined terms, not otherwise defined herein shall have the respective meanings ascribed to them in the Original Agreement.

2. Modification to Section 2.2. Section 2.2 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

2.2           Purchase Price and Payment

The purchase price (“Purchase Price”) to be paid to the Members by Purchasers for the Members’ Interests to be acquired at Closing shall be equal to the difference between nineteen million six hundred thousand dollars ($19,600,000) and the purchase price for the ISG Assets under the ISG Purchase Agreement (the “ISG Purchase Price”), subject to the provisions of Sections 2.4 and 2.5 below, and including any adjustments to the Purchase Price resulting from those provisions; provided that the allocation of the Purchase Price does not have a material adverse impact on Purchaser’s results of operations or liquidity. The Purchase Price shall consist of:

(a)           A payment, by wire transfer or certified check, in an amount equal to seventeen million seven hundred fifty thousand dollars ($17,750,000), less the ISG Purchase Price, payable to the Members at Closing in the proportion that the Members hold the interests as set forth on Schedule A.

(b)           Shares of Fusion common stock (“Fusion Stock”) having a value of one million two hundred fifty thousand dollars ($1,250,000), issuable (i) one hundred fifty thousand dollars ($150,000) of Fusion Stock to ISG and (b) the balance to the Members in the proportion that the Members hold the Interests as set forth on Schedule A. The number of shares of Fusion Stock shall be calculated and paid based upon the average closing price of the shares of Fusion Stock for fifteen (15) trading days immediately preceding the date of Closing.

(c)           A note from Newco to the Members (the “Members’ Note”), payable to the Members in the proportion that the Members hold the Interests as set forth on Schedule A, in the amount of six hundred thousand dollars ($600,000), payable in equal monthly installments over a period of fourteen (14) months beginning in the third (3rd) month following Closing with interest at the rate of three percent (3%) per annum, calculated annually.

3. Modification to Section 2.5(a).  Section 2.5(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

(a)           The Parties shall record as of the last day of the month in which the Closing occurs (the “Month End”), and within fifteen (15) days after the Month End shall prepare, a detailed schedule (the “A/R Schedule”) showing each account comprising the total trade accounts receivable of NBS and ISG, including those accounts receivable that are no longer carried on the books and records of NBS or ISG but are still being pursued for collection. The Parties shall also record, based on the bill run occurring on the first day of the month immediately following the Closing (the “Billing Date”), and within fifteen (15) days after the Billing Date shall prepare, a detailed schedule showing each account comprising the additional trade accounts receivable resulting from that billing run (the “Billing Date A/R Schedule”). The A/R Schedule together with the Billing Date A/R Schedule shall comprise the “Business Receivables”. Similarly, the Parties shall record as of the Month End, and within fifteen (15) days after the Month End shall prepare, a detailed schedule (the “A/P Schedule”) showing the total current liabilities of NBS and ISG, whether classified as “accounts payable,” “accrued expenses” or otherwise on the books and records of NBS or ISG but exclusive of the Excluded Liabilities. The Parties shall also record as of the Billing Date the additional accounts payable directly associated with the Billing A/R Schedule (the “Billing Date A/P Schedule), which for the purposes of this Agreement shall be calculated as fifty percent (50%) of the total balance of the Billing Date A/R Schedule. The A/P Schedule together with the Billing Date A/P Schedule shall comprise the “Business Payables”. To the extent the Business Receivables exceed the Business Payables, the excess of the Business Receivables over the Business Payables (after excluding any litigation proceeds as described in Section 2.5(d) below) shall be paid to ISG; provided, however, that only upon collection of Business Receivables in an amount sufficient to pay all of the Business Payables, shall the remaining Business Receivables collected by Purchasers be remitted. The calculation of such remittance shall be made on a monthly basis at the end of each month (a “Calculation Date”) for a period of one (1) year from time of Closing, and the payment of such remittance shall be made by Purchasers to ISG not later than ninety (90) days after the respective Calculation Date. After one (1) year from the time of Closing, no further remittance shall be calculated and, after the payment by Purchasers to ISG of the final remittance calculated, ISG shall no longer be entitled to receive Business Receivables collected by Purchasers. The Members shall have reasonable access to the books and records of NBS relating to the Business Receivables during the one-year period in order to review and monitor its right to receive payments pursuant to this provision. Any Business Receivables received from customers after Closing shall be applied to the customer’s oldest outstanding invoice. If for any reason the Business Payables exceed the Business Receivables, the excess of the Business Payables over the Business Receivables shall be paid by the Members at or prior to the Closing or otherwise reflected as a post-Closing adjustment to the Purchase Price in favor of Purchasers. Nothing in this paragraph shall create any rights in favor of the Members under this Agreement except as specifically set forth herein.

4. Modification to Section 6.14(b).  Section 6.14(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

(b)           As partial consideration for payment of the Purchase Price hereunder and as a material inducement to Purchasers to consummate the Transactions, Kaufman hereby agrees that, for a period of three (3) years from Closing, he (i) will not engage in or conduct, directly or indirectly, in any capacity, any business activities that compete with the business of Fusion or its affiliates within those states in which the Business is conducted or in which Fusion or its affiliates currently or in the future have customers; and will not, directly or indirectly, deliver service in any such state; and (ii) will not solicit employees or agents of NBS, ISG, the Business or Fusion to leave the service of NBS, ISG, the Business or Fusion, as the case may be; and (iii) will not solicit customers of NBS, ISG, the Business or Fusion to divert their business away from, or to reduce their level of business with, NBS, ISG, the Business or Fusion.

5. Modification to Section 6.15. Financing. Section 6.15 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

6.15   Financing

The Parties understand and acknowledge that Purchasers’ consummation of the Transactions is subject to and dependent upon its ability to secure adequate financing to pay the Purchase Price under this Agreement and the ISG Asset Purchase Agreement, and provide for reasonable working capital needs following the Closing, as determined by Purchasers, through debt and/or equity financing (“Necessary Funding”). Accordingly, Closing of the Transactions shall, at all times, be contingent upon Purchasers securing Necessary Funding; provided, however, that in the event Purchasers have not secured commitments for Necessary Funding prior to the expiration of 150 days following the Audit Due Date, any Party may terminate this Agreement.

6. Elimination of Section 8.1(l).  Section 8.1(l) of the Original Agreement is hereby deleted in its entirety.

7. NBS Tax Return. Purchasers hereby authorize Kaufman to sign the partial-year income tax returns that will be filed by NBS to cover the period ending as of the Closing Date, but will be filed after the Closing Date; provided, however, that Purchasers shall have the opportunity to review and approve the returns before they are filed by Kaufman.

8. No Other Changes.  Except as set forth herein, the terms and conditions of the Original Agreement shall remain in full force and effect.

9. Miscellaneous.  The provisions of Article 10 of the Original Agreement shall be applicable to this Agreement and are hereby incorporated by reference as if fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. (“FUSION”)	FUSION NBS ACQUISITION CORP. (“NEWCO”)

By:	By:

Title:	Title

NETWORK BILLING SYSTEMS, LLC (“NBS”)	JONATHAN KAUFMAN (“KAUFMAN”)

By:	By:

Title:	Title:

THE LK TRUST

By:
Charles O. Posnecker IV, CTFA Assistant Vice President, Christiana Trust A Division of WSFS Bank, Trustee